SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

New York Community Bancorp, Inc.

(Name of Registrant as specified in its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4), and 0-11.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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April 29, 2008

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of New York Community Bancorp, Inc., the holding company for New York Community Bank and New York Commercial Bank. The Annual Meeting will be held on June 11, 2008 at 10:00 a.m., Eastern Time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York.

The attached Notice and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of New York Community Bancorp, Inc., as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to any questions you may have.

On April 29, 2008, under new rules established by the Securities and Exchange Commission, we sent the majority of those shareholders who are eligible to vote at the Annual Meeting a notice that explains how to access their proxy materials, including our 2007 Annual Report, online, rather than in traditional printed form. The notice also explains the simple steps our eligible shareholders can follow in order to vote their shares online. If you are among the shareholders who received the notice explaining this process and would prefer to receive your proxy materials in the traditional hard copy format, the notice also explains how to arrange to have the printed materials sent to you in the mail. If you are among those who received their proxy materials in printed form, rather than the notice, please note that you may still access these materials and vote your shares online, by going to the following website: www.proxyvote.com.

To submit your vote, please sign, date, and return the enclosed proxy card promptly, or vote on-line or by telephone as instructed on the proxy card. As the holders of a majority of the Common Stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the meeting, we would appreciate your timely response.

To be admitted to the Annual Meeting of Shareholders, a shareholder must present both an admission ticket and photo identification.

On behalf of the Board of Directors, officers, and employees of New York Community Bancorp, we thank you for your continued interest and support.

Sincerely,

Joseph R. Ficalora
Chairman, President and Chief Executive Officer

NEW YORK COMMUNITY BANCORP, INC.

615 Merrick Avenue

Westbury, New York 11590

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 11, 2008

The Annual Meeting of Shareholders (the “Annual Meeting”) of New York Community Bancorp, Inc. will be held on June 11, 2008 at 10:00 a.m., Eastern Time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of five directors to three-year terms;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008;

3.	Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

The Board of Directors has established April 16, 2008, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any adjournments thereof. In the event that there are not sufficient shares present to constitute a quorum, or votes to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.

By Order of the Board of Directors,

R. Patrick Quinn
Executive Vice President,
Chief Corporate Governance Officer, and Corporate Secretary

Westbury, New York

April 29, 2008

NEW YORK COMMUNITY BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 11, 2008

Solicitation and Voting of Proxies

This proxy statement is being furnished to shareholders of New York Community Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on June 11, 2008, and at any adjournments thereof. This proxy statement is being mailed to shareholders on or about April 29, 2008. The 2007 Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended December 31, 2007, accompanies this proxy statement.

This year the Company is taking advantage of new Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its shareholders of record and beneficial owners, unless they have directed the Company to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the Company’s Proxy Statement and Annual Report to Shareholders, as well as how to submit a vote over the Internet. If a shareholder receives the Notice and would still like to receive a printed copy of the Company’s proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to shareholders by April 29, 2008. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain shareholders and it expects that mailing to begin on or about April 29, 2008.

It is important that holders of at least a majority of the shares eligible to be voted be represented in person or by proxy at the Annual Meeting. Regardless of the number of shares of Company common stock (the “Common Stock”) owned, shareholders are requested to vote by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shareholders are urged to indicate their votes in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed and dated proxy cards will be voted FOR the election of the nominees for director named in this proxy statement and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Alternatively, shareholders of record may vote their shares of Common Stock over the Internet, or by calling a specially designated telephone number. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, and to allow shareholders to provide their voting instructions and confirm that said instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the enclosed proxy card.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Time, on June 10, 2008.

Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, execution of a proxy or voting online or by telephone confers on the designated proxy holders discretionary authority to vote the shares represented by the proxy in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the meeting.

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, by voting online or by telephone on a later date, or by attending the Annual Meeting and voting in person.

The cost of the solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Mellon Investor Services LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $8,500 plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Company and its subsidiaries, New York Community Bank (the “Community Bank”) and New York Commercial Bank (the “Commercial Bank”) (collectively, the “Banks”), without receipt of additional compensation. The Company also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such holders for their reasonable expenses in doing so. If your Company shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank. If you wish to vote your shares of Common Stock in person at the Annual Meeting, you will need to get a written proxy in your name from the broker, bank, or other nominee who holds your shares.

Voting Securities

The securities that may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

The close of business on April 16, 2008 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 323,812,639.

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

The presence, in person or by proxy, of the holders of record of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient shares present for a quorum, or votes to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board of Directors or to withhold authority to vote for one or more of the nominees being proposed. Under Delaware Law and the Company’s Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to the matter being proposed for shareholder action set forth in Proposal 2 regarding the ratification of the selection of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the proxy card to (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal.

An affirmative vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting at which a quorum is present, in person or by proxy, is required to constitute shareholder ratification of Proposal 2. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card and shares underlying broker non-votes or in excess of the Limit will not be counted as votes cast and will have no effect on the vote on the matter presented.

Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors. The inspectors of election will not be employed by, or be directors of, the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as to those persons known by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on April 16, 2008. Other than those persons listed below, the Company is not aware of any person or group that beneficially owned more than 5% of the Common Stock as of April 16, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

FMR Corp.
82 Devonshire Street Boston, MA 02109	19,797,556	(1)	6.11%

(1)	Based on information filed in a Schedule 13G with the SEC n February 14, 2008, and includes shares held that may be deemed to be beneficially owned by each of FMR LLC and Edward C. Johnson, III.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1.

ELECTION OF DIRECTORS

All persons standing for election as director were unanimously nominated by the Nominating and Corporate Governance Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

The Board of Directors currently consists of fifteen (15) members. All directors presently serve as directors of the Company, the Community Bank, and the Commercial Bank. Directors are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The nominees proposed for election at this year’s Annual Meeting are Dominick Ciampa, William C. Frederick, M.D., Max L. Kupferberg, Spiros J. Voutsinas, and Robert Wann.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed, dated, and returned, will be voted “FOR” the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Nominees, Continuing Directors, and Executive Officers

The following table sets forth, as of April 16, 2008, the names of the nominees, continuing directors and executive officers, their ages, and a brief description of their business experience over the past five years, including present occupations and employment, directorships held by each, and, as applicable, the year in which each became a director and the year in which their terms (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount and percentage of Common Stock beneficially owned by each director and executive officer and by all directors and executive officers as a group as of April 16, 2008.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director Since (1)	Shares of Common Stock Beneficially Owned (2)		Percent of Class
Nominees for Directors (terms to expire in 2011):

Dominick Ciampa	74	1995	1,010,826	(3,4)	0.31%
Principal, Ciampa Organization, a local real estate development firm.

William C. Frederick, M.D.	80	2001	525,726	(3,4)	0.16%

Retired Surgeon, St. Vincent’s Hospital; Director of Richmond County Financial Corp. from February 18, 1998 to July 31, 2001 and of Richmond County Savings Bank from February 14, 1980 to July 31, 2001.

Max L. Kupferberg	88	1983	4,288,771	(3,4)	1.32%
Chairman of the Board of Directors of Kepco, Inc., a manufacturer of electrical equipment.

Spiros J. Voutsinas	74	2003	155,577	(6)	0.05%

President and Chief Executive Officer, Atlantic Bank division of the Commercial Bank; Retired President of Omega Capital, Inc., a real estate development and syndication firm and former general partner of Omega Partners LP, a money management firm specializing in bank stocks; Director of Roslyn Bancorp, Inc. and The Roslyn Savings Bank from February 1999 to October 31, 2003; Director of Roosevelt Savings Bank from 1992 to February 1999, and director of T R Financial Corp. from 1993 to February 1999; Director of Interbank of New York from 1987 to February 1992; Director of Apple Bank from 1981 to 1987.

Robert Wann	53	2008	2,561,753	(4,5,6)	0.78%

Appointed to the Board of the Company and the Banks effective as of January 1, 2008. Senior Executive Vice President and Chief Operating Officer of the Company and the Community Bank since October 31, 2003, and Senior Executive Vice President of the Commercial Bank since December 30, 2005; Executive Vice President and Chief Financial Officer of the Company and the Community Bank from January 1, 2001 to October 31, 2003; Senior Vice President and Chief Financial Officer of the Company from 1993 to December 2000; Senior Vice President, Comptroller, and Chief Financial Officer of the Community Bank from 1993 to December 2000.

Directors whose terms expire in 2009:

Maureen E. Clancy	76	2003	136,118	(3,4)	0.04%

A licensed insurance broker since 1959. Secretary-Treasurer of Clancy & Clancy Brokerage Ltd., an insurance agency; Director of Roslyn Bancorp, Inc. and The Roslyn Savings Bank from February 1999 to October 31, 2003; Director of T R Financial Corp. and Roosevelt Savings Bank from 1993 to February 1999.

Robert S. Farrell	82	2001	444,569	(3,4)	0.14%

President, H. S. Farrell, Inc., a building supply company; Director of Richmond County Financial Corp. from February 18, 1998 to July 31, 2001 and of Richmond County Savings Bank from September 13, 1973 to July 31, 2001.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director Since (1)	Shares of Common Stock Beneficially Owned (2)		Percent of Class
Joseph R. Ficalora	61	1989	5,833,333	(3,4,5,6)	1.78%

Chairman of the Board since January 1, 2007; President, Chief Executive Officer, and Director of the Company since July 23, 1993 and of the Commercial Bank since December 30, 2005; President of the Community Bank since January 1, 2004 and from January 1, 1994 to July 31, 2001; and Chairman of the Company from July 20, 1993 to July 31, 2001 and of the Community Bank from May 20, 1997 to July 31, 2001.

James J. O’Donovan	65	2003	2,515,594	(3,4,5)	0.77%

Senior Lending Consultant to the Company and the Community Bank since February 1, 2005; Senior Executive Vice President and Chief Lending Officer of the Company and the Community Bank from October 31, 2003 to January 31, 2005; Executive Vice President and Chief Lending Officer of the Company and the Community Bank from January 1, 2001 to October 31, 2003; Senior Vice President of the Company from 1993 to January 1, 2001.

Hanif W. Dahya	52	2007	30,000	(3,6)	0.01%

Appointed to the Board of the Company and the Banks effective as of March 2, 2007. Chief Executive Officer of The Y Company LLC from December 2006. Chief Executive Officer of Customers First Call Centers from June 2003 to January 2006. Financial Consultant from January 2001 to June 2003.

Directors whose terms expire in 2010:

Donald M. Blake	84	1968	422,266	(3,4)	0.13%
President and Chief Executive Officer of Joseph J. Blake & Assoc., Inc., a national real estate appraisal company.

Michael J. Levine	63	2004	340,693	(4)	0.10%

President, Norse Realty Group, Inc. and Affiliates, and a certified public accountant with the firm Levine & Schmutter; Director of the Company and the Community Bank from November 30, 2000 through July 31, 2001; member of the Queens County Savings Bank Divisional Board of the Community Bank from July 31, 2001 to December 31, 2003.

The Honorable Guy V. Molinari	79	2004	34,277	(4,6)	0.01%

Member of the Community Bank’s Richmond County Savings Bank Divisional Board from January 1, 2002 to December 31, 2003; Richmond County Borough President from 1989 through 2001; United States Congressman from 1981 to 1989; New York State Assemblyman from 1975 through 1980; Chairman of the Federal Home Loan Bank of New York from 1990 to 1994.

John A. Pileski	68	2003	206,289	(4)	0.06%
Retired Partner, Financial Services Practice, KPMG LLP.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director Since (1)	Shares of Common Stock Beneficially Owned (2)		Percent of Class
John M. Tsimbinos	70	2003	2,532,785	(3,4)	0.78%

Chairman of the Board of Roslyn Bancorp, Inc. from February 1999 to October 31, 2003; Vice Chairman of the Board of The Roslyn Savings Bank from February 1999 to July 2002; Chairman and Chief Executive Officer of Roosevelt Savings Bank from 1992 to February 1999; Chairman of the Board and Chief Executive Officer of T R Financial Corp. from 1993 to February 1999.

Executive Officers Who Are Not Directors:

Thomas R. Cangemi	39	—	1,304,793	(3,4,5,6)	0.40%

Senior Executive Vice President and Chief Financial Officer of the Company and the Community Bank since April 5, 2005, and Senior Executive Vice President and Chief Financial Officer of the Commercial Bank from December 30, 2005; Senior Executive Vice President, Capital Markets Group of the Company and the Community Bank from October 31, 2003 to April 5, 2005; Executive Vice President, Capital Markets Group of the Company and the Community Bank from July 31, 2001 to October 31, 2003; Executive Vice President and Chief Financial Officer of Richmond County Financial Corp. and Richmond County Savings Bank from October 1997 to July 2001.

James J. Carpenter	46	—	223,148	(3,4,5,6)	0.07%

Senior Executive Vice President and Chief Lending Officer of the Company and the Community Bank since January 1, 2006, and Senior Executive Vice President of the Commercial Bank from December 30, 2005; Executive Vice President and Chief Lending Officer of the Community Bank from February 1, 2005 to December 31, 2005; Executive Vice President and Assistant Chief Lending Officer of the Community Bank from January 1, 2003 to February 1, 2005; Senior Vice President, Mortgage Lending Officer of the Community Bank from November 30, 2000 to January 1, 2003; Senior Vice President responsible for Multi-Family and Commercial Real Estate Lending for Haven Bancorp, Inc. and CFS Bank prior to November 30, 2000.

John J. Pinto	37	—	256,833	(4,5,6)	0.08%

Executive Vice President and Chief Accounting Officer of the Company since April 5, 2005; Executive Vice President of the Community Bank from January 1, 2006, and Executive Vice President of the Commercial Bank from December 30, 2005; Executive Vice President and Chief Accounting Officer of the Company and the Community Bank from April 5, 2005 to December 31, 2005; First Senior Vice President and Assistant Director of Capital Markets of the Community Bank from November 1, 2003 to April 5, 2005; Senior Vice President and Assistant Director of Capital Markets of the Community Bank from July 31, 2001 to October 31, 2003; Senior Vice President & General Auditor of Richmond County Financial Corp. and Richmond County Savings Bank prior to July 31, 2001.

Name and Principal Occupation at Present and for the Past Five Years	Age	Director Since (1)	Shares of Common Stock Beneficially Owned (2)	Percent of Class
All directors and executive officers as a group (18 persons)			22,823,351	6.67%

(1)	Includes years of service as a trustee or director of the Community Bank.

(2)	Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted). Figures include all of the shares held directly and indirectly by directors and the Company’s executive officers, as well as the shares underlying options that have been granted to, and are currently exercisable or exercisable within 60 days by, such directors and executive officers under the Company’s various stock-based and other benefit plans.

(3)	Includes the following shares owned by spouses of the named nominees, continuing directors, and executive officers or held in individual retirement accounts, trusts accounts, custodian accounts, or foundation accounts for which the directors and the executive officers are deemed beneficial owners: Mr. Ciampa – 601,343; Dr. Frederick – 12,240; Mr. Kupferberg – 3,119,854; Ms. Clancy – 22,581; Mr. Farrell – 54,247; Mr. Ficalora – 220,579; Mr. O’Donovan – 5,318; Mr. Dahya – 15,000; Mr. Blake – 84,560; Mr. Tsimbinos – 703,945; Mr. Cangemi – 60,335; and Mr. Carpenter – 16,166. Mr. Kupferberg’s holdings indicated above also include shares held through a partnership and a limited liability company.

(4)	Includes the following shares underlying options granted under the Company’s stock-based and other benefit plans, all of which are currently exercisable or exercisable within 60 days: Mr. Ciampa – 216,000; Dr. Frederick – 437,333; Mr. Kupferberg – 261,333; Mr. Wann – 1,351,289; Ms. Clancy – 33,389; Mr. Farrell – 45,333; Mr. Ficalora – 2,080,288; Mr. O’Donovan –1,351,289; Mr. Blake – 15,111; Mr. Levine – 153,333; Mr. Molinari – 11,852; Mr. Pileski – 153,333; Mr. Tsimbinos – 33,389; Mr. Cangemi – 426,668; Mr. Carpenter – 108,297; and Mr. Pinto – 131,854.

(5)	Includes the following shares allocated under the NYCB ESOP: Mr. Wann – 256,934; Mr. Ficalora – 318,580; Mr. O’Donovan – 259,738; Mr. Cangemi – 29,360; Mr. Carpenter – 33,756; and Mr. Pinto – 25,283; as well as shares acquired in Messrs. Ficalora’s, Cangemi’s, and Pinto’s ESOP accounts pursuant to dividend reinvestment. Also includes 137,502; 551,044; and 163,154 shares allocated under the Community Bank’s Supplemental Benefits Plan to the accounts of Messrs. Wann, Ficalora, and O’Donovan, respectively, as well as shares acquired by Messrs. Wann, Ficalora, and O’Donovan in such accounts pursuant to dividend reinvestment. Includes shares held by the trustee of the New York Community Bank 401(k) Plan for the accounts of the following officers: Mr. Wann – 81,929; Mr. Ficalora – 337,652; Mr. O’Donovan – 84,749; Mr. Cangemi – 81,937; Mr. Carpenter – 5,014; and Mr. Pinto – 26,493; as well as shares acquired in Messrs. Ficalora’s, Cangemi’s, Carpenter’s and Pinto’s 401(k) accounts pursuant to dividend reinvestment.

(6)	Includes the following shares of unvested restricted stock awarded under the New York Community Bancorp, Inc. 2006 Stock Incentive Plan: Mr. Voutsinas – 29,000; Mr. Wann – 58,000; Mr. Ficalora – 105,000; Mr. Dahya – 15,000; Mr. Molinari – 10,500; Mr. Cangemi – 54,000; Mr. Carpenter – 50,000 and Mr. Pinto – 38,000. All restricted shares were awarded in 2007 and 2008.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through periodic meetings and through the activities of its committees. In 2007, the Board held thirteen (13) meetings. Each director of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such director served during fiscal year 2007. Board members are expected to make reasonable efforts to attend all Board meetings and all meetings of the Board committees on which they serve. Absences are excused only for good cause. Each Board member attended last year’s annual meeting of shareholders. The nature and composition of the committees of the Board of Directors are described below.

Audit Committee.  The Audit Committee of the Company consists of Messrs. Pileski (Chairman), Kupferberg, Farrell, Ciampa, and Levine, all of whom meet the independence criteria for audit committee members in accordance with the listing standards of the New York Stock Exchange and the rules of the SEC. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, including with respect to review and, as applicable, approval of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with applicable legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; (5) the system of internal controls relating to financial reporting, accounting, legal compliance, and ethics established by management and the Board from time to time; and (6) the Company’s internal and external auditing processes. This Committee meets with the Company’s and the Community and Commercial Bank’s internal auditors to review the performance of the internal audit function. The Audit Committee met ten (10) times in 2007. A detailed list of the Committee’s functions is included in its written charter adopted by the Board of Directors, a copy of which is available free of charge on the corporate governance pages of our website at www.myNYCB.com and is available in print to any shareholder who requests a copy. The Board of Directors has determined that Mr. Pileski is an “audit committee financial expert” under the rules of the SEC.

Nominating and Corporate Governance Committee.  The Company’s Nominating and Corporate Governance Committee consists of Messrs. Blake (Chairman), Ciampa, Dahya, Farrell, Kupferberg, Levine, Molinari, Pileski, and Tsimbinos, Ms. Clancy and Dr. Frederick, all of whom are independent in accordance with the listing standards of the New York Stock Exchange. The Committee considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee approved and recommended to the Board of Directors the director nominees standing for election at the Annual Meeting. Each of the nominees proposed for election at the Annual Meeting are current members of the Board, and the Company received no nominations from shareholders for the election of directors to the Board.

In evaluating and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee may, but is not required to, consider nominees proposed by management, and will also consider nominees recommended by shareholders. Upon receipt of a nomination, the Committee evaluates candidates based on, among other things, criteria identified by the Board from time to time, including factors relative to the overall composition of the Board and such other factors as the Committee deems appropriate, such as a potential candidate’s business experience, specific areas of expertise, skill, and background. Upon approval of a nominee, the Nominating and Corporate Governance Committee recommends that the Board select such candidate for appointment to fill a vacancy and/or for nomination to be elected by the shareholders. The procedures to be followed by shareholders in recommending director candidates to the Nominating and Corporate Governance Committee are included in this proxy statement. See “Corporate Governance – Procedures to be Followed by Shareholders in Recommending Director Candidates.”

The Nominating and Corporate Governance Committee held two (2) meetings during 2007. The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available, free of charge, on the corporate governance pages of the Company’s website at www.myNYCB.com and is available in print to any shareholder who requests a copy.

Compensation Committee.  The Compensation Committee of the Board of Directors consists of Messrs. Blake (Chairman), Kupferberg, Farrell, and Levine and Ms. Clancy, all of whom are independent in accordance with the listing standards of the New York Stock Exchange. This committee meets to establish compensation for the executive officers and to review the Company’s incentive compensation programs when necessary. See “Compensation Discussion and Analysis” for further information on the Company’s processes and procedures for the consideration and determination of executive and director compensation. The Compensation Committee met six (6) times in 2007. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available, free of charge, on the corporate governance pages of the Company’s website at www.myNYCB.com and is available in print to any shareholder who requests a copy.

Attendance at Annual Meetings.  The Board of Directors expects all directors to attend the Annual Meeting of Shareholders. All but one of the directors attended the 2007 Annual Meeting of Shareholders held on May 30, 2007.

Directors’ Compensation

2007 Director Compensation

The following table provides the compensation received by non-employee directors of the Company during the 2007 fiscal year. Directors who are also employees do not receive separate compensation for service on the Board. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Non-employee Directors	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Donald M. Blake	157,000	—	3,102	160,102
Dominick Ciampa	182,200	—	3,102	185,302
Maureen E. Clancy	82,000	—	3,102	85,102
Hanif Dahya	69,500	62,121	14,352	145,973
Robert S. Farrell	101,500	—	3,102	104,602
William C. Frederick, MD	87,500	—	3,102	90,602
Max L. Kupferberg	174,500	—	3,102	177,602
Michael J. Levine	193,600	—	3,102	196,702
Hon. Guy V. Molinari	85,500	43,485	10,977	139,962
John E. Pileski	154,000	—	3,102	157,102
John M. Tsimbinos	197,700	—	3,102	200,802
Spiros J. Voutsinas	—	71,180	226,900	298,080

(1)	Includes compensation received for service on the Community Bank and Commercial Bank Boards.

(2)	Reflects the compensation expense recognized for financial statement reporting purposes in accordance with Statement on Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123(R)”) on outstanding restricted stock awards for each non-employee director. The amounts were calculated based upon the Company’s stock price of $17.80 on the date of grant. See footnote 6 to the directors and executive officers stock ownership table on page 8 for the aggregate number of unvested restricted stock award shares held by each director at fiscal year-end.

(3)	For all directors, except Messrs. Voutsinas, Dahya, and Molinari, the reported amounts represent premiums paid under certain life insurance policies maintained by the Company for the benefit of each of the Directors. For Mr. Voutsinas, the amount includes $3,102 in life insurance premiums, $220,000 received as employee compensation for his service as President and Chief Executive Officer of the Atlantic Bank division of New York Commercial Bank, and $3,798 received as dividends on unvested restricted stock. For Messrs. Dahya and Molinari, the reported amount includes life insurance premiums ($3,102) and dividends received on unvested restricted stock as follows: Mr. Dahya ($11,250) and Mr. Molinari ($7,875).

Directors’ Fees.  Directors of the Company do not receive any fees or retainers for serving on the Company’s Board of Directors. In 2007, non-employee directors of the Community Bank received an annual retainer of $46,000 and a fee of $2,500 per Board meeting attended. Non-employee directors of the Banks also received fees ranging from $500 to $2,000 for each committee meeting attended, although such fees are not duplicated for joint Company, Community Bank, and Commercial Bank committee meetings. Committee chairpersons receive fees ranging from $1,000 to $4,000 per meeting, except that the Chairman of the Audit Committee receives an annual retainer of $20,000 for his service in such capacity. Additionally, members of the Mortgage and Real Estate Committee of the Community Bank Board of Directors or the Credit Committee of the Commercial Bank Board of Directors who perform inspections of properties offered as security for the respective Bank’s loans, in accordance with the Community Bank’s and Commercial Bank’s lending policies, also receive a fee of $1,200 per half-day inspection and $1,800 per full-day inspection.

Directors’ Deferred Fee Plan.  The Community Bank maintains a deferred fee stock unit plan to provide an opportunity for those members of the Board of Directors of the Community Bank who were active in such capacity on the effective date of the plan to defer the receipt of fees otherwise currently payable to them, in exchange for the receipt (at the time they cease to serve as directors) of shares of the Company’s Common Stock having a value equal to the amount of such deferred benefit, thus providing the Community Bank with the use of the funds for business activities. The deferral of fees under the plan applies to all fees received by directors, including regular meeting fees, special meeting fees, and committee fees.

Outside Directors’ Consultation and Retirement Plan.  The Community Bank maintains the Outside Directors’ Consultation and Retirement Plan to provide benefits to certain outside directors who served on the board of Queens County Savings Bank; to ensure their continued service and assistance in the conduct of the Community Bank’s business. Under the plan, a director who is not currently an officer or employee of the Community Bank and who has served as a director for at least ten (10) years (with credit given for prior service as a trustee of the Community Bank), has attained the age of 65, and agrees to provide continuing consulting services to the Community Bank, will be eligible, upon retirement, to receive an annual benefit equal to the average of the director’s annual retainer and meeting fees over the 36-month period preceding the director’s termination date, for a period equal to the lesser of the number of months for which such director agrees to provide consulting services after retirement, or ten years. The plan is unfunded. Directors Blake, Ciampa, and Kupferberg are the only participants in the plan.

Life Insurance Benefit for Non-Employee Directors.  The Company provides life insurance for non-employee directors of the Banks and the Company. For 2007, the premiums paid by the Company for such insurance coverage for non-employee directors amounted to $3,102 in the aggregate for each director. These premiums are tax deductible by the Company, assuming certain requirements are met.

Directors’ Stock Compensation.  Directors also participate from time to time in the Company’s stock compensation programs. However, no awards were made to outside directors in 2007 except to Mr. Molinari, who received 10,500 shares; and Mr. Dahya, who received 15,000 shares. The shares granted to Messrs. Molinari and Dahya began vesting in three equal annual installments commencing on April 20, 2008.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company, the Community Bank, or the Commercial Bank serves, or has served, as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company, the Community Bank, or the Commercial Bank. No executive officer of the Company, the Community Bank, or the Commercial Bank serves, or has served, as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company, the Community Bank, or the Commercial Bank.

Executive Compensation and Related Information

Compensation Discussion and Analysis

Our Compensation Philosophy

Our executive compensation philosophy is based on three guiding principles:

•

Meeting the Demands of the Market – We compensate our named executive officers (“NEOs”) and other key members of our management team at competitive levels to position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholders – We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our management team and to align their individual financial interests with the interests of our shareholders.

•	Driving Performance – We believe the largest share of the compensation of our NEOs should depend on the performance of the Company, both on an annual basis and over the long-term.

Our compensation philosophy is based on the premise that the success of the Company depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business model. Accordingly, we provide the members of our management team with incentives that are tied to the successful implementation of our corporate strategies and the fulfillment of our specific objectives. At the same time, we recognize that the Company operates in a competitive environment for talent. To enable us to compare favorably with our peers as we seek to attract and retain key personnel, we consider the full range of compensation techniques available in compensating our management team.

The decisions we make with regard to compensation for our key personnel serve a three-fold purpose: to communicate our objectives with regard to their individual performance, to influence the decisions they make, and to reward them when they achieve specific results. We believe that communicating the basis upon which each member of management’s performance will be evaluated creates accountability for individual performance within the structure of our business plan.

Components of Executive Compensation

Our compensation program relies on three primary elements: (i) base salary, (ii) equity-based, long-term incentive compensation, and (iii) cash-based, short-term incentive compensation. We meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, our Compensation Committee works closely with nationally recognized independent compensation consultants (see page 16) who provide us with their expertise on competitive compensation practices and help us to benchmark our compensation program to our peers and to “best practices” in our sector.

Base Compensation.  Our NEOs receive base salaries at levels that reflect the role, scope, and complexity of their specific positions. The salaries of our NEOs are reviewed at least annually to reflect their performance, to evaluate our competitive position on base pay, and to make any necessary adjustments. Our goal is to maintain salary levels for our NEOs at a level that is generally consistent with base pay received by those in comparable positions at our peer companies. As part of our salary review process, we obtain peer group information from a variety of sources, including an independent compensation consultant (seepage 16). Typically, salary adjustments occur in the first quarter or at other appropriate intervals during the year. Historically, base salary has been the largest component of cash compensation for our NEOs and for 2007 represented 26 percent of the CEO’s total direct compensation opportunity and less than 40 percent of the other NEOs’ total direct compensation opportunities. We expect that, over time, base salary will decline as a percentage of total cash compensation relative to cash awards made under our short-term, cash-based incentive program (described below).

Long-Term Equity-Based Compensation.  The use of long-term equity-based compensation as a component of our executive compensation program has been a consistent feature of our history as a public company. We have long believed, and we continue to believe, that equity compensation is the best means available to align the long-term financial interests of our key executives with those of our shareholders. Our long-term incentive compensation program is based on the delivery of competitive equity awards to our management team. We use our equity-based compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success. The nature and size of awards under our equity compensation programs are determined by a number of factors, including awards made to those holding comparable positions in our peer group and the tax and accounting treatment of specific equity compensation techniques. For 2007, the equity opportunities as a percentage of the total direct compensation opportunities were 46 percent for the CEO and more than 35 percent for the other NEOs. Our current equity compensation program is based on our 2006 Stock Incentive Plan (“2006 Stock Plan”). This plan takes an omnibus approach to equity compensation, providing us with the flexibility to use a variety of compensation techniques to optimize its impact. In 2007, we continued our performance-based equity compensation program to focus and reward management for the attainment of financial goals relative to our peer group. By combining financial goals with equity awards, we can provide our executive officers with an incentive that is both internally and externally performance-based and balanced.

Short-Term Cash-Based Incentive Compensation.  Our current goal is to increase the share of our senior executives’ total annual cash compensation attributable to variable pay. For 2007, the opportunity represented 26 percent of the CEO’s total direct compensation opportunity and between 19 percent and 26 percent for the other NEOs. To facilitate this objective, we instituted a Management Incentive Compensation Plan (“MICP”) in 2006 to reward the attainment of annual company-wide financial objectives compared to our peer group. The Compensation Committee then has the opportunity to adjust actual bonuses paid based upon individual performance relative to the specific tasks we expect our key personnel to accomplish during the year. The MICP specifies a wide range of financial metrics that can be selected for use on a comparative basis relative to our peers.

Our objective is to drive annual performance at both the company and individual levels to the highest attainable levels by establishing threshold, target, and maximum goals tied to increasing levels of incentive compensation. We may also establish individual performance objectives in connection with short-term cash incentive opportunities. Individual objectives are evaluated by considering actual results against specific targeted objectives, whether the objective represented a significant stretch for the individual and organization, and whether unanticipated circumstances, either positive or negative, affected the outcome. In general, our intent is to provide specific awards based upon predetermined objectives, although the Compensation Committee may exercise discretion in the final determination of awards. Under the MICP, in appropriate circumstances, the Compensation Committee may take into account external or extraordinary factors that influenced or affected a specific outcome, whether relating to a corporate or individual target, and make adjustments that reflect an equitable result. However, under the MICP, the Compensation Committee may only make downward adjustments in the award.

In addition to the MICP, the Compensation Committee retains the right to provide cash awards outside the MICP. The Committee may use its discretion to provide spot awards based upon results that are not necessarily tied to targets established under the MICP.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is a comparative analysis of our compensation mix and levels relative to a peer group of publicly traded financial institutions. A guiding principle of our compensation philosophy is the maintenance of a competitive compensation program relative to the companies with which we compete for talent. In 2006, our peer group was selected with the assistance of our independent compensation consultants on the basis of several factors, including geographic proximity, size, and operating characteristics. The following financial institutions were included in our 2006 peer group: Associated Banc-Corp., Astoria Financial Corporation, CIT Group, Inc., City National Corporation, Compass Bancshares, Inc., Hudson City Bancorp, Inc., Huntington Bancshares, Inc., Independence Community Bancorp, Inc., Indymac Bancorp, Inc., M&T Bank Corporation, Northern Trust Corporation, North Fork Bancorporation, People’s United Financial, Sky Financial Group, Sovereign Bancorp, Inc., TD Banknorth, Inc., and Webster Financial Corporation. For our 2007 review, the peer group analysis excluded North Fork Bancorporation and Independence Community Bank as these institutions were no longer independent and, therefore, public information on their executive compensation practices was no longer available.

In addition to our consideration of peer group metrics, we consult with a variety of broad-based published compensation surveys that are either industry-specific or geographically relevant to our operations. These surveys include financial institutions of similar size.

Role of the Compensation Committee

We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of five independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash and equity incentive programs.

The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee and the Board review the charter at least annually to ensure that its is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Committee principal responsibility for determining the compensation of the CEO based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2007, the Compensation Committee met six times, including three executive sessions attended by Committee members only. The members of the Committee included Donald M. Blake, Max L. Kupferberg, Robert S. Farrell, Maureen E. Clancy, and Michael J. Levine.

Role of the Independent Compensation Consultant

Since 2005, the Compensation Committee has worked with independent compensation consultants at Pearl Meyer & Partners to benchmark our compensation program against our peers and to obtain expertise in structuring our compensation program. The compensation consultant is retained directly by the Committee and serves at the pleasure of the Committee. From time to time, the Committee also reviews with Pearl Meyer & Partners developments in the compensation area to ensure that our program is consistent with prevailing practice in our industry. During 2007, we paid Pearl Meyer & Partners $73,052 for their services. Those services included consultation with respect to the total direct compensation (base salary, short-term incentives, and long-term incentives) for our senior management team, including the CEO, CFO, and other NEOs. The results of the survey are discussed below. In 2007, representatives of Pearl Meyer & Partners attended three Committee meetings, either in person or by telephone.

Role of Management

Our CEO and other NEOs develop recommendations regarding the appropriate mix and level of compensation for their subordinates. The CEO develops recommendation for the other NEOs. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The CEO meets with the Compensation Committee to discuss the recommendations and also reviews with the Committee his recommendations concerning the compensation of our NEOs. Our CEO also provides input on his own compensation. However, he does not participate in Committee discussions or the review of Committee documents relating to the determination of his compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation paid to our NEOs. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax-efficient manner. As currently structured and approved, our incentive programs meet the requirements of performance-based pay pursuant to Internal Revenue Code Section 162(m).

Post-Employment Arrangements

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment. In addition, the use of such arrangements by our competitors necessarily influences our use of such arrangements to maintain our ability to attract and retain key personnel. At present, all of our NEOs are covered by employment agreements providing specified severance benefits and benefit continuation in the event of their termination without cause or for good reason, disability, and after a change in control. No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary termination of employment. For additional information regarding these NEO employment agreements, see the section headed Potential Post-Termination Payments and Benefits following the Summary Compensation Table.

Retirement Benefits; Employee Welfare Benefits

Our principal retirement savings vehicle is our Employee Stock Ownership Plan (“ESOP”). Since our initial public offering in 1993, the ESOP has been a significant source of retirement savings for our employees, including our NEOs. The ESOP has also fostered a strong sense among our employees that they are owners with a vested interest in the success of the Company. We also offer our employees a 401(k) plan that enables our employees to supplement their retirement savings with elective deferral contributions. In addition, certain of our NEOs are entitled to benefits at retirement under our tax-qualified pension plan which was frozen in 1999. Following the plan freeze, no additional benefits were accrued by the NEOs.

Certain of our NEOs participate in a supplemental retirement benefits plan that was established at the time of our initial public offering and that provides benefits with respect to the ESOP that cannot be allocated as a result of applicable Internal Revenue Code limits. Although this plan was frozen in 1999, the plan would provide a restoration benefit to the participants in the event of a change in control. We do not currently offer our NEOs supplemental executive retirement benefits or nonqualified deferred compensation programs. For additional information regarding the supplemental retirement benefits plan, see the section headed Potential Post-Termination Payments and Benefits following the Summary Compensation Table.

In addition to retirement programs, we provide our employees, including our NEOs, with coverage under medical, dental, life insurance, and disability plan on terms consistent with industry practice. We also provide employees with access to a Section 125 Plan to pay their share of the cost of such coverage on a pre-tax basis.

Perquisites

We provide our NEOs with reasonable perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary.

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity as part of their annual evaluation of the performance of our NEOs. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment, or a change in position or responsibility. The Compensation Committee considers the recommendations of our CEO and other executive officers with respect to awards contemplated for their subordinates. However, the Committee is solely responsible for the development of the schedule of grants or awards made to the CEO and NEOs.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or the stock option exercise prices. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure.

We set the exercise price of stock options solely by reference to the applicable provisions of our equity compensation plans. Under our current plan, the exercise price of an option is the closing price of our Common Stock on the grant date. The grant date is generally the date of Committee action. The Company has not approved stock option grants by unanimous written consent.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our senior officers and Board members. As a practical matter, our officers and directors typically hold significant interests in our stock, which they have accumulated through individual purchases and participation in stock compensation programs. We expect our NEOs to maintain a significant portion of their personal wealth in the Company’s stock and, historically, our NEOs have more than met this expectation.

2007 Developments in NEO Compensation

Peer Group Analysis and Conclusions

Based on the comprehensive study presented to the Committee in 2006, the Committee shifted the basis for NEO compensation to a performance-driven combination of short-term cash and long-term stock incentives. The study had indicated that, while NEO base salaries were generally at the 75th percentile of our peer group, the total cash compensation of our NEOs was below the median level of our peers, largely due to the absence of an annual cash incentive program. In addition, from a total compensation perspective, taking into account long-term equity compensation awards, the study indicated that our NEOs were significantly below the peer group median.

In response to the study’s findings, the Committee instituted a formal short-term cash incentive plan (the MICP) and renewed its commitment to providing competitive equity awards based on Company performance metrics.

In 2007, the Compensation Committee obtained an update on the prior year’s comprehensive executive total direct compensation review from our consultants at Pearl Meyer & Partners. The purpose of the updated survey was to continue the Committee’s efforts to monitor prevailing practices among our peers and to provide the Committee with a benchmark for 2007 compensation determinations. The 2007 survey update demonstrated the positive effect of the Committee’s 2006 actions on improving the positioning of the Company’s executive pay practices relative to its peers, reflecting an increase in aggregate 2007 NEO total direct compensation (cash and stock-based compensation) to the peer group median and an increase in total cash compensation to a level slightly above the peer group median.

Our NEO base salaries remained at the 75th percentile of the peer group, reflecting the fact that, prior to 2006, base salary was the sole cash component of NEO compensation. However, notwithstanding the overall improvement in our relative position in these key categories, the update demonstrated that our NEOs remain significantly below the peer group median when total remuneration, reflecting the addition of items such as perquisites and retirement benefits to total direct compensation, is considered. The survey update showed that, on a total remuneration basis, our NEOs were in the aggregate, between the 25th and 50th percentiles relative to the peer group. It should be noted that the peer group survey information discussed above does not include consideration of Mr. Pinto’s compensation insofar as Mr. Pinto was not an NEO in the periods reflected in the survey data.

2007 Salary Adjustments

Given the positioning of our NEOs’ salaries relative to our peers, and our continuing emphasis on variable compensation, our NEOs, other than our CEO, received salary increases averaging 7.1 percent in 2007, following a two-year freeze on NEO salaries. Our CEO did not receive a salary increase in 2007 at his own request.

2007 Long-Term Equity-Based Compensation

We continued our long-term stock-based performance plan in 2007 to provide our NEOs with the opportunity to receive restricted stock based upon the annual performance of the Company relative to its peers. The Committee established specific threshold, target, and maximum awards (as described below) expressed as a percentage of base salary as award opportunities for our NEOs. The following table identifies the award opportunities, expressed as a percentage of base salary, for our NEOs:

	Threshold	Target	Maximum
Mr. Ficalora	44%	175%	263%
Mr. Wann	25	100	150
Mr. Cangemi	25	100	150
Mr. Carpenter	25	100	150

The performance metrics selected for 2007 included the Company’s (i) efficiency ratio, (ii) net income as a return on tangible shareholders’ equity, and (iii) non-performing assets as a percentage of total assets. All of the performance metrics were established on a GAAP basis. The Committee believed that these metrics were directly linked to the growth of total shareholder return over the long-term and, therefore, represented appropriate goals upon which to base incentive compensation opportunities. For 2007, the performance cycle was the calendar year.

Each of the selected performance metrics was measured against the performance of our peers in the same period. The relative performance results, as represented by a percentile rank, were then averaged for the three goals. This average percentile rank was then linked to a specific incentive award opportunity: (i) a threshold award for performance better than the 25th percentile, (ii) a target award for performance better than the 50th percentile, and (iii) a maximum award for performance better than the 75th percentile. Actual award levels were subject to the exercise of negative discretion by the Compensation Committee.

Based upon our results for the performance cycle, the Company performed at the 100th percentile of the peer group averages for the targeted performance metrics. Accordingly, the maximum award was available for payout. However, the Compensation Committee made a determination to reduce the award based upon a number of factors, including each executive’s total compensation, taking into account each executive’s 2007 MICP award (see the next page), and overall Company performance. On an aggregate basis, the NEOs received actual awards valued at about 72 percent of the targeted maximum award (based on the closing price of our stock on the award date, $18.44). The awards were paid in the form of restricted shares of the Company’s common stock to be earned over a period of continued service. The award to Mr. Pinto, who was not an NEO in prior years, was determined by the Committee on a separate basis. The Committee believed that the use of a five-year vesting schedule for the awards would enhance the effectiveness of the long-term program as a retention incentive. The actual awards for 2007, which were made on April 4, 2008, are detailed in footnote 1 to the Grants of Plan-Based Awards Table.

2007 Short-Term Cash-Based Incentive Compensation

In 2007, the Compensation Committee established specific award opportunities under the MICP for each of our NEOs. The 2007 program set goals for three performance metrics in a manner similar to the long-term equity incentive program described above: (i) efficiency ratio, (ii) net income as a return on tangible shareholders’

equity and (iii) non-performing assets as a percentage of total assets. Specific award opportunities expressed as a percentage of base pay were tied to the attainment of average percentile rank of the three goals at threshold (performance better than 25th percentile of the peer group average), target (performance better than 50th percentile of the peer group average), and maximum (performance better than 75th percentile of the peer group average) levels of performance.

The following table identifies the specific award opportunities, expressed as a percentage of base salary, for our NEOs:

	Threshold	Target	Maximum
Mr. Ficalora	25%	100%	150%
Mr. Wann	19	75	113
Mr. Cangemi	13	50	75
Mr. Carpenter	13	50	75

Our attainment of the average percentile rank of the three performance goals was at the 100th percentile of the peer group averages and, therefore, the maximum awards were available for payout. However, as with the long-term incentive plan, the Committee made downward adjustments based on its evaluation of each executive’s total compensation and other factors, including overall Company performance. On an aggregate basis, the actual NEOs awards were approximately 80 percent of the targeted maximum awards. The award to Mr. Pinto, who was not an NEO in prior years, was determined by the Committee on a separate basis. The actual dollar amount of the MICP payout for each NEO is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Donald M. Blake, Chairman

Max L. Kupferberg

Robert S. Farrell

Maureen E. Clancy

Michael J. Levine

Summary Compensation Table

The following information is furnished for the principal executive officer, principal financial officer, and the next three highest compensated executive officers of the Company (the “Named Executive Officers”) for the 2007 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total Compensation ($)
Joseph R. Ficalora	2007	975,000	—	393,254	1,075,000	95,030	2,538,284
Chairman, President, and Chief Executive Officer	2006	975,000	—	—	500,000	66,413	1,541,413
Robert Wann	2007	650,000	—	235,953	500,000	75,978	1,461,931
Senior Executive Vice President and Chief Operating Officer	2006	600,000	300,000	—	120,000	57,281	1,077,281
Thomas R. Cangemi	2007	530,000	—	209,736	350,000	56,292	1,146,028
Senior Executive Vice President and Chief Financial Officer	2006	500,000	250,000	—	100,000	71,762	921,762
James J. Carpenter	2007	475,000	—	196,627	300,000	53,565	1,025,192
Senior Executive Vice President and Chief Lending Officer	2006	450,000	200,000	—	80,000	64,233	794,233
John J. Pinto	2007	305,000	50,000	74,546	—	48,022	477,567
Executive Vice President and Chief Accounting Officer (4)

(1)	Pursuant to applicable SEC rules, the reported amount represents the compensation expense recognized by the Company in 2007 under FASB Statement 123R (“Accounting for Share-Based Payments”) with respect to restricted stock awards made to each executive in April 2007. See the Outstanding Equity Awards at Fiscal Year-End table for additional information concerning these awards.

(2)	Represents an award for 2007 under the Company’s Management Incentive Compensation Plan. Additional information concerning these awards is presented in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards table.

(3)	For 2007, the amounts reported include an allocation under the New York Community Bank Employee Stock Ownership Plan of 1,451 shares to each of Messrs. Ficalora, Cangemi, Carpenter, Wann and Pinto, which each had a market value of $25,505 at December 31, 2007. Also reported are allowances under the New York Community Bank Medical Expense Reimbursement Plan to Mr. Ficalora – $1,713, Mr. Wann – $10,932, and Mr. Cangemi – $1,998; the value of coverage under New York Community Bank’s Bank-Owned Life Insurance Program: Mr. Ficalora – $19,520, Mr. Wann – $6,078, Mr. Cangemi – $1,593, Mr. Carpenter – $1,579, and Mr. Pinto – $829; and automobile expense reimbursement to Mr. Ficalora – $3,291, Mr. Wann – $6,463, Mr. Cangemi – $3,196, Mr. Carpenter – $3,981, and Mr. Pinto – $8,188. In addition, the reported amounts include dividends received in respect to unvested restricted stock awards as follows: Mr. Ficalora – $45,000; Mr. Wann – $27,000; Mr. Cangemi – $24,000; Mr. Carpenter – $22,500; and Mr. Pinto – $13,500.
(4)	Mr. Pinto was not a named executive officer in 2006 and, accordingly, his compensation information for 2006 is not presented.

Grants of Plan-Based Awards

The following table provides information concerning the 2007 award opportunities for the NEOs under the Company’s non-equity and equity incentive plans.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Ficalora	244,000	975,000	1,463,000	427,000	1,706,000	2,559,000
Mr. Wann	113,000	450,000	675,000	150,000	600,000	900,000
Mr. Cangemi	63,000	250,000	375,000	125,000	500,000	750,000
Mr. Carpenter	56,000	225,000	338,000	113,000	450,000	675,000

(1)	Represents non-equity incentive award opportunity levels for 2007 under the Company’s Management Incentive Bonus Plan. Award opportunity levels were determined by the Compensation Committee as a percentage of the executive’s base salary. Actual awards are reported in the “Non-Equity Incentive Plan Award” columns of the Summary Compensation Table and discussed in the Compensation Discussion and Analysis.

(2)	Represents 2007 equity incentive compensation award opportunity levels under the Company’s 2006 Stock Incentive Plan. Award opportunity levels were determined by the Compensation Committee as a percentage of the executive’s base salary. Messrs. Ficalora, Wann, Cangemi, Carpenter, and Pinto each received awards of restricted stock in April 2008 based on their performance and the performance of the Company during 2007. Under applicable SEC rules, no portion of the award is reflected in the executive’s 2007 total compensation since the Company did not recognize compensation expense with respect to such awards in 2007. Actual awards were as follows: Mr. Ficalora (75,000 shares), Mr. Wann (40,000 shares), Mr. Cangemi (38,000 shares), Mr. Carpenter (35,000 shares) and Mr. Pinto (20,000 shares). The closing price of the Common Stock on the grant date was $18.44. The awards vest in equal annual installments over five years. Each executive is entitled to receive dividends paid on the unvested shares and has the right to direct the voting of such shares. See the Compensation Discussion and Analysis for additional information regarding the 2007 equity awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the NEOs as of December 31, 2007. All stock options are fully exercisable. No other stock awards to NEOs were outstanding as of the end of the fiscal year.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Mr. Ficalora	177,777	12.5025	12/21/11	60,000	1,020,000
	1,262,511	15.4125	1/24/12
	266,667	13.8450	7/24/12
	373,333	16.0575	1/21/13

Mr. Wann	177,777	12.5025	12/21/11	36,000	612,000
	533,512	15.4125	1/24/12
	266,667	13.8450	7/24/12
	30,448	16.0575	1/21/13
	342,885	16.0575	1/21/13

Mr. Cangemi	177,779	13.8450	7/24/12	32,000	544,000
	248,889	16.0575	1/21/13

Mr. Carpenter	35,556	13.8450	7/24/12	30,000	510,000
	11,564	8.6475	1/18/11
	19,844	12.5025	12/21/11
	21,333	16.0575	1/21/13
	20,000	23.4975	9/16/13

Mr. Pinto	42,667	13.8450	7/24/12	20,000	340,000
	11,854	12.5025	12/21/11
	21,333	16.0575	1/21/13
	36,000	23.4975	9/16/13
	20,000	18.1700	4/5/15

Pension Benefits

The following table provides certain information, as of December 31, 2007, with respect to each pension plan that provides for payments or other benefits to the NEOs at, following, or in connection with retirement.

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

Mr. Ficalora	Retirement Plan of New York Community Bancorp, Inc. (1)	33.3	862,927
	Supplemental Retirement Plan of New York Community Bancorp, Inc. (1)	33.3	1,547,011

Mr. Wann	Retirement Plan of New York Community Bancorp, Inc.	16.6	199,179
	Supplemental Retirement Plan of New York Community Bancorp, Inc.	16.6	58,377

Mr. Cangemi	Retirement Plan of New York Community Bancorp, Inc.	0.4	1,536

Mr. Carpenter	Retirement Plan of New York Community Bancorp, Inc.	9.0	39,794

Mr. Pinto	Retirement Plan of New York Community Bancorp, Inc.	0	0

(1)	The Retirement Plan and Supplemental Retirement Plan were frozen by the Company as of September 30, 1999. Subsequent to the plan freeze, the similarly frozen pension plans of financial institutions acquired by the Company were merged into the Company’s frozen plan. The indicated benefit represents the present value of the executive’s accumulated benefit as of the date the plans were frozen. All amounts accrued by the Company with respect to the Plans subsequent to the freeze reflect the effect of actuarial adjustments and do not increase the Executive’s benefit.

Non-qualified Defined Contribution Plan Benefits

Name	Aggregate Balance at Last Fiscal Year-End ($) (1)

Mr. Ficalora	9,687,354
Mr. Wann	2,417,303

(1)	Represents the value of the executive’s account balance at December 31, 2007 under the Company’s Supplemental Executive Retirement Plan. The plan, which was frozen as to annual allocations in 1999, credited the executive with shares of Common Stock that could not be allocated to them directly under the Company’s ESOP as a result of applicable federal tax limitations. No allocations have been made since 1999. The value presented is based on the closing price of $17.58 for the Common Stock on December 31, 2007. Messrs. Ficalora and Wann have 551,044 and 137,503 shares, respectively, allocated to their accounts under the frozen plan. The share totals reflect the cumulative effect of nine stock splits in the form of stock dividends since the Company’s 1993 initial public offering and also include shares acquired through dividend reinvestment. For additional information regarding the plan, see Potential Post-Termination Payments and Benefits on the following page.

Potential Post-Termination Payments and Benefits

Severance under Employment Agreements

The Company maintains employment agreements with its NEOs. The agreements, which are identical in form, provide for an initial three-year term and daily extension so that the contract term is always three years from the then-current date, unless either party provides written notice of non-renewal or termination, at which time the expiration date becomes fixed at three years from the date of notice or termination. The employment agreements also provide for the payment and annual review of base salary, the provision of employee benefits applicable to executive personnel, and eligibility to participate in incentive and stock-based compensation programs.

The employment agreements allow the Company to terminate the executive’s employment for cause, as defined under, and subject to, procedures outlined, in the agreements. The executive receives no further payments or benefits under their agreement following a termination for cause. Upon the executive’s voluntary termination or death, the executive or his estate would receive only base salary and other compensation or benefits earned through the date of termination.

Under the agreements, the Company has the right to terminate the executive’s employment if he becomes disabled. Upon the executive’s termination of employment by reason of his disability, the executive’s full base salary would be continued through the date the executive begins to receive benefits under the Company’s long-term disability program. When the executive begins to receive long-term disability benefits, the Company is obligated to (i) continue to pay the executive the difference between 60 percent of his base salary and the long-term disability benefit, and (ii) continue the executive’s employee benefits through the date the agreement would have otherwise expired.

Each executive may also terminate employment under the agreements for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive receives a lump sum benefit equal to the sum of base salary and other compensation earned through the termination date, plus the executive’s pro rata share of the aggregate annual amounts of bonuses or other cash incentive compensation paid to the executive for the three calendar years preceding termination of employment. The executive also becomes entitled to a lump sum payment equal to the sum of (i) three times the highest total compensation paid to the executive during the three preceding years, including bonuses, cash and stock compensation, and other amounts reported on the executive’s Form W-2 (but excluding income realized from the exercise or a disqualifying disposition of stock options); and (ii) three times the average amount contributed by or allocated to the executive under all tax-qualified benefit plans during the three preceding years. The executive also receives continued medical, dental, and life insurance benefits for a period of thirty-six months following termination of employment. In addition, if the executive’s termination of employment for good reason or without cause occurs on or after the effective date of a change in control, as defined in the agreement, all stock awards and stock options will accelerate and vest in full as of the executive’s termination date.

If the executive terminates employment due to disability or death within one year after the occurrence of a change in control or within one year after the commencement of preliminary steps leading to an eventual change of control, with the actual change in control taking place within two years after the executive’s termination of employment, the executive or his estate will receive the severance benefits described above, in the same manner as if the executive had terminated employment with good reason.

Section 280G of the Internal Revenue Code of 1986 provides that payments or benefits contingent upon a change in control that exceed three times an executive’s “base amount” (i.e., three times average annual taxable compensation over the five taxable years preceding the change in control) are “excess parachute payments.” Under Section 4999 of the Code, an executive who receives an excess parachute payment is subject to a 20% excise tax on the amount received in excess of the base amount, and the Company is unable to deduct a corresponding amount. In the event that any payments or benefits provided to the executives are subject to the excise tax, the employment agreements provide the executives with indemnification for these excise taxes and any additional income, employment, and excise taxes imposed as a result of the initial indemnification.

The following table summarizes the severance payments and benefits available to the executives under their employment agreements in the event of their termination of employment as of December 31, 2007 in the indicated circumstances:

	Termination without Cause or for Good Reason ($)	Disability (1) ($)	Code Section 4999 Indemnification (2) ($)
Joseph R. Ficalora
Cash severance	10,343,665
In-kind benefits	2,205	1,500,000	8,394,162

Robert Wann
Cash severance	8,157,114
In-kind benefits	2,205	800,000	4,509,563

Thomas R. Cangemi
Cash severance	7,487,019
In-kind benefits	29,357	610,000	—

James J. Carpenter
Cash severance	2,355,107
In-kind benefits	18,405	500,000	1,338,954

John J. Pinto
Cash severance	1,597,219
In-kind benefits	1,101	160,000	851,293

(1)	Represents the aggregate of 100% base salary continuation for six months after termination by reason of disability and 60% base salary continuation for an additional 30 months reduced by the maximum annual long-term disability payments under the Company’s plan ($180,000).

(2)	The Section 4999 tax indemnification payment applies only if the executive’s termination severance payments and benefits, when aggregated with other payments and benefits, results in an excess parachute payment under Section 280G of the Code. Absent a change in control of the Company (within the meaning of Section 280G), no amount would be payable as tax indemnification if the executive’s employment were terminated in circumstances that give rise to a severance obligation.

Supplemental Change-in-Control ESOP Benefit

The Company maintains a nonqualified supplemental plan in connection with the ESOP that was designed to provide certain of our officers with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Internal Revenue Code. Messrs. Ficalora and Wann have participated in the plan since 1993. The plan was amended in December 2002 to add Mr. Cangemi as a participant but only with respect to the separate change in control provision described below. The supplemental plan was frozen in 1999 with respect to annual allocations. However, in the event of a change in control of the Company (as defined in the plan), Messrs. Ficalora, Wann, and Cangemi, the only NEOs participating in the plan, would be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 (2002 for Mr. Cangemi). The account balance would also be adjusted to reflect stock and cash dividends payable over the same period. Assuming a change in control had occurred at December 31, 2007, the additional benefits payable under the plan are estimated to be as follows: Mr. Ficalora ($7,501,938), Mr. Wann ($1,403,542), and Mr. Cangemi ($517,186).

Transactions with Certain Related Persons

The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. The Community Bank from time to time may make mortgage loans to its directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership or, in the case of directors, a management interest, provided that all such loans are made in accordance with federal banking laws and are made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and are made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with unaffiliated persons.

From time to time, in accordance with written policies, the Board of Directors reviews a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. The Board of Directors also reviews any transactions reported to the Board by the Company’s Corporate Secretary that are required to be reported under SEC regulations. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to the Company’s Code of Business Conduct and Ethics and other business standards applicable to them, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest, financial or otherwise, which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between the Company, its customers, suppliers, or competitors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of the reports of ownership furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2007 fiscal year, its executive officers and directors complied with applicable reporting requirements for transactions in the Company’s Common Stock, except that a disposition of shares by a pension trust for which Mr. Kupferberg was a trustee that occurred on August 23, 2006 pursuant to the death of a beneficiary of the trust was not reported until November 21, 2007.

Audit Committee Report to Shareholders

The Audit Committee of the Company’s Board of Directors is composed of five non-employee, independent directors, and operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm for 2007. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (“The Auditor’s Communication with Those Charged with Governance”), including the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm in 2007 were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2007 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its reports, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2008.

The Audit Committee

John A. Pileski, Chairman

Max L. Kupferberg

Robert S. Farrell

Dominick Ciampa

Michael J. Levine

PROPOSAL 2.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007 was KPMG LLP. The Company’s Audit Committee has reappointed KPMG LLP to continue as the independent registered public accounting firm of the Banks and the Company for the year ending December 31, 2008, subject to ratification of such appointment by the Company’s shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed proxy card, if properly signed and dated, will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Audit and Non-audit Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal 2007 and 2006, and fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for fiscal 2007 and 2006.

	Year Ended
	2007		2006

Audit Fees	$1,895,000	(1)	$1,745,000	(1)
Audit-related Fees	225,900	(2)	292,402	(2)
Tax Fees	185,884	(3)	214,397	(4)
All Other Fees	—		—

(1)	Includes fees billed, or to be billed, for professional services rendered in connection with the audit of the Company’s annual financial statements, the review of its financial statements included in the Company’s quarterly reports, and the Sarbanes-Oxley Section 404 attestation.

(2)	Primarily reflects services rendered in connection with audits of the Company’s employee benefit plan financial statements as well as the issuance of comfort letters and consents relating to the Company’s filing of registration statements and offering circulars.

(3)	Primarily includes fees for professional guidance rendered in connection with technical issues relating to the taxation and accounting for the Company and its Real Estate Investment Trust affiliates and Financial Interpretation No. (FIN) 48, and fees for services rendered in connection with the preparation of certain tax returns.

(4)	Includes fees for services rendered in connection with an acquisition cost recovery analysis performed by the Company, tax services relating to certain state and local tax matters, and tax audit support services.

The Audit Committee will consider on a case-by-case basis, and, if appropriate, approve, all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent registered public accounting firm. In 2007, all audit-related services, tax services, and other services were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

CORPORATE GOVERNANCE

General.  The Company periodically reviews its corporate governance policies and practices. This process includes comparing its current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, the Company adopts any changes in corporate governance policies that the Board of Directors believes are best for the Company. As part of the Company’s continuing efforts to strengthen its corporate governance practices, protect the interests of its shareholders, and reflect the adoption of the New York Stock Exchange corporate governance rules, the Board of Directors has taken several important actions.

Corporate Governance Guidelines.  The Board has adopted and reviewed a set of Corporate Governance Guidelines, which are available on the corporate governance pages of the Company’s website, www.myNYCB.com, and is available in print to any shareholder who requests a copy. These Guidelines address, among other matters, the qualifications and responsibilities of directors, functions of the Board and Board committees, director compensation, training, and performance evaluations, and management performance evaluations and succession.

Director Independence.  The Board of Directors of the Company has determined that the following directors are “independent” within the meaning of the rules of the New York Stock Exchange: Donald M. Blake, Dominick Ciampa, Maureen E. Clancy, Hanif Dahya, Robert S. Farrell, William C. Frederick, M.D., Max L. Kupferberg, Michael J. Levine, Guy V. Molinari, John A. Pileski, and John M. Tsimbinos. Additionally, the Board has determined that each of the members of the Audit, Nominating and Corporate Governance, and Compensation Committees is independent in accordance with the listing standards of the New York Stock Exchange and, in the case of the members of the Audit Committee, the rules of the SEC. In determining the independence of its members, the Board broadly considers all facts and circumstances it deems to be relevant and does not limit such review to a specific set of categorical independence standards. Such determinations are made not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

In arriving at its conclusions with respect to the directors named above, the Board determined that the directors had no material relationship (as such term is defined under the listing standards of the New York Stock Exchange) with the Company either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Directors Ciampa and Levine are principals in or have ownership interests in, organizations that maintain lending relationships with the Community Bank, and Director Levine is a guarantor of a loan between the Community Bank and a family member. These Directors have fully disclosed such relationships to the Board, and the Board has determined that the subject loans do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with unaffiliated persons and, accordingly, the lending relationships maintained by the Community Bank with Messrs. Ciampa and Levine would not be inconsistent with a determination that they are independent directors of the Company. Further, both Director Ciampa and Levine possess significant knowledge of, and each is a principal in companies that actively participate in, the New York metropolitan area real estate market where the Banks currently conduct significant portions of their lending businesses. The Board has determined that it is in the best interests of the Banks and the Company not to exclude such potential borrowers from conducting business with the Banks in accordance with the arms-length terms described above, and under circumstances that are no more favorable than those available to the Banks’ other borrowers.

Procedures to be Followed by Shareholders in Recommending Director Candidates.  It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of

Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

a.	the name of the person recommended as a director candidate;

b.	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

c.	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

d.	the name and address of the shareholder making the recommendation, as they appear on the Company’s books; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock;

e.	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person; and

f.	such other information as the Company may require in accordance with its established nomination procedures then in effect.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received at the principal executive office of the Company not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Code of Business Conduct and Ethics

The Company maintains a Code of Professional Conduct applicable to all Company, Community Bank and Commercial Bank employees that sets forth requirements relating to ethical conduct, conflicts of interest, and compliance with the law. The Code of Professional Conduct requires that the Banks’ employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s and the Banks’ best interests. The Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer are bound by the Code of Professional Conduct. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Company. A copy of that Code, which also applies to the Directors and all other employees of the Company, is available, free of charge, on the corporate governance pages of our website, www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Presiding Director.  The Board of Directors has determined that the Chairman of the Nominating and Corporate Governance Committee, currently Donald M. Blake, also shall serve as a presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, other committee chairpersons with respect to agenda and information needs relating to the Board and its committee meetings, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Communication with the Board of Directors.  Shareholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to: Presiding Director, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590. Letters addressed to the Presiding Director will be opened by the Company’s Corporate Secretary, who will review them and forward a summary of such correspondence to the Presiding Director and, if applicable, the Board. If the Corporate Secretary determines that an item of correspondence relates to the functions of the Board or its committees, or otherwise requires their attention, he will direct the item itself to the Presiding Director or other Board members. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Presiding Director as provided above and request copies of any correspondence.

ADDITIONAL INFORMATION

Shareholder Proposals

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Shareholders to be held in 2009, a shareholder proposal must be received by the Secretary of the Company, at the address set forth on the first page of this proxy statement, not later than December 30, 2008. If such Annual Meeting is held on a date more than thirty (30) days from June 11, 2009, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting. Any such proposal will be subject to the proxy rules adopted by the SEC.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by, or at the direction of, the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the Company’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made.

Attendance at the Annual Meeting

If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. When you arrive at the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you hold your Common Stock in street name, you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your Common Stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the members of the Proxy Committee to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to sign, date, and return your proxy card or to vote via the Internet or by telephone promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

Online Delivery of Proxy and Other Materials

We have elected to take advantage of new SEC rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that the new rules will allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also lowering the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since April 29, 2008, the proxy materials for the 2008 Annual Meeting (which includes the 2007 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by telephone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2007 Annual Report to Shareholders and the Notice of Annual Meeting and Proxy Statement on the Investor Relations portion of our Company website.

We encourage all of our shareholders to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to add to shareholder value. Other benefits of this service include:

•

Receiving shareholder communications, including the Company’s annual report to shareholders and proxy statement as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

•	Enjoying easier access to convenient online voting; and

•	Eliminating bulky paper documents from your personal files.

Householding of Proxy Statements and Annual Reports

The SEC has adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case, and unless the Company receives contrary instructions from you, we will continue to “household” your proxy statement and annual report for the reasons stated above.

If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report have been delivered, and you would like to receive your own copy of this proxy statement and the annual report, you may obtain them electronically from the Investor Relations portion of our website, www.myNYCB.com, by selecting “SEC Documents”; by contacting the Investor Relations Department of the Company by phone (516-683-4420) or by e-mail (ir@myNYCB.com); or by writing to the Investor Relations Department of the Company and indicating that you are a shareholder at a shared address and would like an additional copy of each document.

If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Mellon Investor Services either by phone at (866) 293-6077, by e-mail at shrrelations@melloninvestor.com, or by mail at 480 Washington Boulevard, Jersey City, New Jersey 07310. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank, or other nominee.

If, on the other hand, you are a multiple shareholder sharing an address, and are receiving multiple copies of this proxy statement or the annual report, please contact Mellon Investor Services at one of the numbers or addresses listed above so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares, and you wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank, or other nominee so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, accompanies this proxy statement. An additional copy will be furnished without charge to shareholders upon written request to New York Community Bancorp, Inc., Investor Relations Department, 615 Merrick Avenue, Westbury, New York 11590.

By Order of the Board of Directors,

Westbury, New York	R. Patrick Quinn
April 29, 2008	Executive Vice President,
Chief Corporate Governance Officer, and Corporate Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET OR TELEPHONE.

NEW YORK COMMUNITY BANCORP, INC.

615 Merrick Avenue

Westbury, NY 11590

April 29, 2008

Dear Plan Participant:

On Wednesday, June 11, 2008, New York Community Bancorp, Inc. (the “Company” or “NYCB”) will hold its Annual Meeting of Shareholders. In connection with this meeting, two proposals are being presented to our shareholders for a vote.

As a participant in one or more of the stock-related plans (“Stock Plans”) listed at the end of this letter, you are entitled to provide instructions as to how you would like the trustees for the Stock Plans to vote the shares of NYCB common stock credited to your Stock Plan account(s).

The respective trustees will vote the shares of NYCB common stock held in your Stock Plan account(s) in accordance with your timely instructions. Shares that are held in your Stock Plan account(s) for which no voting instructions are provided, or for which timely instructions are not received, will be voted proportionately to voting instructions that are received from other Plan participants. Furthermore, in the case of shares held in the NYCB Employee Stock Ownership Plan (“ESOP”), all unallocated shares held in the ESOP Trusts will be voted proportionately to voting instructions that are provided on the allocated shares, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

To provide your voting instructions, please complete the enclosed Voting Instruction Form, and return it by May 22, 2008, to The Benefits Unit, Human Resources, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590. For your convenience, an envelope marked “Confidential” is enclosed.

In addition, please note that if you or your family holds shares of NYCB common stock outside of the Stock Plans, you can expect to receive a proxy card for those shares in a separate mailing.

In connection with the Annual Meeting, the Company has published the 2008 Notice of Annual Meeting and Proxy Statement, which will provide you with information on the Company and the proposals that will be presented at the Annual Meeting on June 11th. The Company also has issued its 2007 Annual Report to Shareholders. Please review these documents prior to completing your Voting Instruction Form. For your convenience you can obtain these documents by visiting our web site, www.myNYCB.com, and by following these simple instructions:

1.	Click on “Investor Relations”
2.	Click on “SEC Documents”
3.	Click on “Latest Annual Report”
4.	Go back to “Documents”
5.	Click on “Latest Proxy Statement”

If you prefer to receive a hard copy of the 2007 Annual Report to Shareholders or the 2008 Notice of Annual Meeting and Proxy Statement, please contact the NYCB Benefits Unit at 631-648-4681. A supply of these Annual Meeting documents is also available at every branch.

Sincerely yours,

THE BOARD OF DIRECTORS

This letter and Voting Instruction Form are being sent to participants in the NYCB ESOP, the NYCB Employee Savings Plan, the NYCB 2006 Stock Incentive Plan, the Synergy ESOP, and the Penn Federal KSOP.

VOTING INSTRUCTION FORM

I, the undersigned, understand that the Stock Plan Trustees are the holders of record and custodians of all shares of New York Community Bancorp, Inc. (the “Company”) common stock credited to my accounts under the Stock Plans in which I am a participant. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Shareholders to be held on June 11, 2008 or at any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSALS 1 AND 2.

I hereby instruct the Stock Plan Trustees to vote all shares credited to me as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary).

	Nominees:	Dominick Ciampa, William C. Frederick, M.D., Max L. Kupferberg, Spiros J. Voutsinas, and Robert Wann

	FOR	VOTE WITHHELD

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on this line:

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of New York Community Bancorp, Inc. for the fiscal year ending December 31, 2008.

	FOR	AGAINST	ABSTAIN

The Trustees are hereby authorized to vote any shares attributable to me in their capacities as indicated.

Print your name on this line	Your signature

Date

Please date, sign, and return this form in the envelope provided by no later than May 22, 2008, to The Benefits Unit, Human Resources, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590

NEW YORK COMMUNITY BANCORP, INC.

615 Merrick Avenue

Westbury, NY 11590

April 29, 2008

Dear Retiree:

On Wednesday, June 11, 2008, New York Community Bancorp, Inc. (the “Company” or “NYCB”) will hold its Annual Meeting of Shareholders. In connection with this meeting, two proposals are being presented to our shareholders for a vote.

As a participant in one or more of the stock-related plans (“Stock Plans”) maintained by the Company or New York Community Bank listed at the end of this letter, you are entitled to provide instructions as to how you would like the trustees for the Stock Plans to vote the shares of NYCB common stock credited to your Stock Plan account(s).

The respective trustees will vote those shares of NYCB common stock held in your Stock Plan account(s) in accordance with your timely instructions. Shares that are held in your Stock Plan account(s) but for which no voting instructions are provided, or for which timely instructions are not received, will be voted proportionately to voting instructions received from other Plan participants. Furthermore, in the case of shares held in the NYCB Employee Stock Ownership Plan (“ESOP”), all unallocated shares held in the ESOP Trusts will be voted proportionately to voting instructions that are provided on the allocated shares, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

To provide your voting instructions, please complete the enclosed Voting Instruction Form, and return it by May 22, 2008 to The Benefits Unit, Human Resources, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590. For your convenience, an envelope marked “Confidential” is enclosed.

In addition to the Voting Instruction Form, we are providing you with a Notice of Annual Meeting and Proxy Statement, dated April 29, 2008, together with a copy of the Company’s 2007 Annual Report to Shareholders.

Please note that if you or your family holds shares of NYCB common stock outside of the Stock Plans, you can expect to receive a separate proxy card and mailing. This letter and Voting Authorization Form pertain only to those shares held through the Stock Plans.

Should you have any questions, please contact the NYCB Benefits Unit at 631-648-4681.

Sincerely yours,

THE BOARD OF DIRECTORS

This letter and Voting Instruction Form are being sent to participants in NYCB ESOP, the NYCB Employee Savings Plan, the NYCB 2006 Stock Incentive Plan, the Synergy ESOP, and the Penn Federal KSOP

VOTING INSTRUCTION FORM

I, the undersigned, understand that the Stock Plan Trustees are the holders of record and custodians of all shares of New York Community Bancorp, Inc. (the “Company”) common stock credited to my accounts under the Stock Plans in which I am a participant. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Shareholders to be held on June 11, 2008 or at any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSALS 1 AND 2.

I hereby instruct the Stock Plan Trustees to vote all shares credited to me as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary).

Nominees:	Dominick Ciampa, William C. Frederick, M.D., Max L. Kupferberg, Spiros J. Voutsinas, and Robert Wann

FOR	VOTE WITHHELD

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on this line:

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of New York Community Bancorp, Inc. for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

The Trustees are hereby authorized to vote any shares attributable to me in their capacities as indicated.

Print your name on this line	Your signature

Date

Please date, sign, and return this form in the envelope provided by no later than May 22, 2008, to The Benefits Unit, Human Resources, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590.

C/O MELLON INVESTOR SERVICES, LLC 480 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310 BROADRIDGE FINANCIAL SOLUTIONS, INC. ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717	72	54	2 OF 2

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 10, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by New York Community Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 10, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to New York Community Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345
NEW YORK COMMUNITY BANCORP INC	123,456,789,012.12345

	PAGE 2 OF	2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	NYCMB1	KEEP THIS PORTION FOR YOUR RECORDS
_ __ __ __ __ __ __ __ __ _ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ ___ ___ ___ ___ ___ ___ ___ ___ _
		DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW YORK COMMUNITY BANCORP, INC. The Board of Directors recommends that you vote “FOR” the election of the nominees listed below.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. The election as directors of all nominees listed (except as marked to the contrary).	☐	☐	☐	__________________________________

01) Dominick Ciampa
02) William C. Frederick, M.D.
03) Max L. Kupferberg
04) Spios J. Voutsinas
05) Robert Wann

The Board of Directors recommends that you vote “FOR” proposal 2 listed below.

	For	Against	Abstain

2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of New York Community Bancorp, Inc. for the fiscal year ending December 31, 2008.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

		P59744			123,456,789,012 649445103 72
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owner)	Date

ADMISSION TICKET

NEW YORK COMMUNITY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 11, 2008

10:00 a.m. Eastern Time

Sheraton LaGuardia East Hotel

135-20 39th Avenue

Flushing, New York

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report, Annual Report on Form 10-K and Proxy Card for
the year ending December 31, 2007 are available at www.proxyvote.com.

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. Each shareholder will be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices, and other electronic devices will not be permitted during the meeting.

_ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __  __ __ __ __ __ __ __ __ __ __ __ __ __ _

REVOCABLE PROXY

NEW YORK COMMUNITY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 11, 2008

10:00 a.m., Eastern Time

The undersigned hereby appoints the Proxy Committee of the Board of Directors of New York Community Bancorp, Inc. (the “Company”), with full power of substitution, to act as attorney and proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on June 11, 2008 at 10:00 a.m., Eastern Time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York, and at any and all adjournments thereof, as set forth on the reverse side.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE

(Continued, and to be marked, dated, and signed, on the other side)